EXHIBIT 99.1

Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

NEWS RELEASE

Northrim BanCorp Earns $4.1 Million, or $0.62 Per Diluted Share, in Third Quarter of 2012

ANCHORAGE, AK—October 23, 2012—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported net profits of $4.1 million, or $0.62 per diluted share, in the third quarter of 2012, compared to $3.1 million, or $0.48 per diluted share in the preceding quarter and $2.5 million or $0.38 per diluted share in the third quarter a year ago. Third quarter earnings were positively impacted by net recoveries of previously charged-off loans totaling $1.4 million and continuing strong revenue from Northrim’s residential mortgage affiliate. For the first nine months of 2012, Northrim earned $9.8 million, or $1.49 per diluted share, up from $8.1 million, or $1.24 per diluted share in the like period a year ago.

“Our third quarter financial results reflect the improvements in our business and in our market, with top line growth, a nice addition to revenue from our credit administration efforts and continuing strong contributions from our mortgage affiliate,” said Marc Langland, Chairman, President and CEO of Northrim BanCorp, Inc. “The profitability of our franchise continues to be reflected in steady growth in shareholders’ equity along with a 15% increase in our regular dividend payments in the third quarter of this year to $0.15 per share on a quarterly basis.”

Financial Highlights (at or for the period ended September 30, 2012, compared to June 30, 2012, and September 30, 2011)

•	Diluted earnings per share in the third quarter of 2012 were $0.62, compared to $0.48 per diluted share in the preceding quarter, and $0.38 per diluted share in the quarter ended September 30, 2011.

•	Third quarter 2012 total revenues that include net interest income plus other operating income increased to $14.8 million, up 4%, compared to the second quarter of 2012 and 8% versus the third quarter of 2011.

•	Net interest income increased to $10.6 million for the third quarter of 2012, compared to $10.5 million in the quarter ended June 30, 2012 and $10.4 million in the quarter ended September 30, 2011. For the first nine months of 2012, net interest income was $31.4 million, compared to $31.6 million in the first nine months of 2011.

•	Northrim raised its quarterly cash dividend to $0.15 per share in the third quarter of 2012, compared to $0.13 per share in the third quarter of 2011, which provides a yield of approximately 2.9% at current market share prices.

•	Tangible book value was $19.43 per share at September 30, 2012, an increase of 9% from $17.82 per share a year ago.

•	Other operating income, which includes revenues from financial services affiliates, service charges, and electronic banking, contributed 28.2% to third quarter 2012 total revenues, compared to contributions of 26.2% to total revenues in the preceding quarter and 24.5% to third quarter 2011 total revenues.

•	Asset quality improved with nonperforming assets declining to $10.7 million, or 0.94% of total assets at September 30, 2012, compared to $12.5 million, or 1.16% of total assets at the end of June 2012 and $13.8 million, or 1.29% of total assets a year ago.

•	The allowance for loan losses totaled 2.46% of gross loans at September 30, 2012, compared to 2.51% at the end of the second quarter of 2012 and 2.56% a year ago. Northrim realized a $1 million recovery on a previously charged-off loan in the third quarter ending September 30, 2012 and other recoveries totaling $500,000, compared to recoveries of $240,000 in the preceding quarter and $324,000 in the third quarter a year ago. As a result, Northrim recorded a negative loan loss provision of $1.4 million in the third quarter ending September 30, 2012, compared to loan loss provisions of $89,000 in the preceding quarter and $550,000 in the third quarter a year ago.

•	Third quarter 2012 net interest margin (NIM) was 4.36%, down 15 basis points from the second quarter of 2012 and down 9 basis points from the year ago quarter.

•	In the third quarter of 2012, Northrim established a $349,000 reserve for its purchased receivables assets based on a five year average of historical losses on these accounts. The purchased receivables balances are listed on the balance sheet net of this reserve.

•	Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets at September 30, 2012, of 15.36%, compared to 15.44% at the end of the prior quarter and 15.39% a year ago. Tangible common equity to tangible assets was 11.17% at September 30, 2012, compared to 11.47% in the preceding quarter and 10.86% a year ago.

•	In June 2012, Northrim was added to the U.S. Small-Cap Russell 2000® Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes in June of this year. Membership in the Russell 2000, which remains in place for one year, is based on membership in the broad-market Russell 3000® Index.

“Our portfolio loans grew 7% year-over-year due to the efforts of our expanded lending team,” said Joe Beedle, President and CEO of Northrim Bank. “We are seeing success in bringing new customers to Northrim. Our focus is on businesses operating in some of Alaska’s strongest sectors, including natural resources, health care, and Alaska Native American corporations.”

Alaska Economic Update

“While we continue to be encouraged by the progress on a number of resource development projects in Alaska, we remain frustrated at the regulatory and tax barriers put in place at both the state and federal levels,” said Langland. “Alaska has enormous oil, natural gas, and mineral deposits which are not being developed, leaving others to meet global demand. New efforts to proceed with natural resource exploration and development remain one of the most important initiatives for our economy.”

“Alaska is expected to add 38,749 jobs between 2010 and 2020, an increase of 12%,” said economist Paul Martz in the October 2012 issue of Alaska Economic Trends published by the State of Alaska. “This forecast continues a trend that we have seen in Alaska over a number of years of relative economic stability and moderate job growth,” said Langland.

Residential construction is also beginning to improve. According to the Municipality of Anchorage, total new construction permit numbers increased 31%, which also equates to an 11% increase in total number of units in the first nine months of 2012.  Year to date there were a total of 325 new construction permits issued versus 249 permits in 2011.  Estimated total value for new residential permits through September 30, 2012 is $18.8 million.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. With contributions from economists, business leaders, policy makers and everyday Alaskans, Alaskanomics aims to engage readers in an ongoing conversation about our economy, now and in the future. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Alaska” tab.

Balance Sheet Review

Northrim’s assets totaled $1.13 billion at September 30, 2012, compared to $1.07 billion three months earlier and $1.07 billion a year ago.

Investment securities totaled $177.1 million at the end of September 2012, compared to $194.9 million at the end of June and $218.2 million a year ago. At September 30, 2012, the investment portfolio was comprised of 51% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 12% Alaskan municipality, utility, or state agency securities, 30% corporate securities, 6% U.S. Treasury Notes, and 1% stock in the Federal Home Loan Bank of Seattle. The average estimated duration of the investment portfolio is less than two years.

Loans held for sale increased to $37.3 million at the end of the third quarter, up from $22.6 million at June 30, 2012 and zero a year ago, as a result of continued strength in mortgage refinancing activity. Northrim purchases these loans from its mortgage affiliate and sells them into the secondary market on pre-arranged commitments.

“We increased our portfolio loans 7% year-over-year as our efforts to increase market share are gaining traction,” said Beedle. Portfolio loans totaled $671.6 million at September 30, 2012, as compared to $656.9 million at the end of June 30, 2012, and $629.7 million a year ago. At September 30, 2012, commercial loans totaled $251.2 million and accounted for 37% of portfolio loans, compared to $240.4 million at June 30, 2012, and $228.5 million a year ago. Commercial real estate loans, of which 23% are owner occupied, totaled $339.4 million at September 30, 2012, and accounted for 51% of portfolio loans, compared to a total of $340.5 million at June 30, 2012, and $316.4 million at September 30, 2011. Construction and land development loans totaled $47.3 million at September 30, 2012, and accounted for 7% of portfolio loans, compared to $40.9 million at June 30, 2012 and $46.0 million at September 30, 2011. “We are starting to see new projects break ground in the residential housing market, after more than three years of declining construction activity. With the increasing number of new residential permits being issued in Anchorage this year, the homebuilding industry is improving and confidence is returning for both buyers and sellers,” said Beedle.

“Our mix of deposits continues to improve with balances in transaction accounts at September 30, 2012 representing 89% of total deposits, up from 86% a year ago,” said Joe Schierhorn, Chief Financial Officer. At the end of September 2012, total deposits were $944.9 million, compared to $894.8 million at June 30, 2012, and $893.6 million a year ago.

Noninterest-bearing demand deposits at September 30, 2012, were up 15% from a year ago and interest-bearing demand deposits grew 3%. Money market and savings account balances at September 30, 2012 were up 11% from year ago levels, Alaska CD (a flexible certificate of deposit program) balances were up 3% at the end of September while time deposit balances fell 21% compared to the third quarter a year ago. At the end of the third quarter of 2012, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 15%, savings deposits were 9%, money market balances accounted for 18%, the Alaska CD accounted for 10% and time certificates were 11% of total deposits.

Shareholders’ equity totaled $134.1 million, or $20.70 per share, at September 30, 2012, compared to $130.4 million, or $20.14 per share, at June 30, 2012, and $123.3 million, or $19.14 per share, a year ago. Tangible book value per share was $19.43 at September 30, 2012, compared to $18.86 per share at June 30, 2012, and $17.82 per share a year ago. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 15.36% at September 30, 2012.

Asset Quality

The ratio of Nonperforming Assets (NPAs) to total assets dropped to 0.94% at September 30, 2012, down from 1.16% three months earlier and 1.29% a year ago. NPAs were $10.7 million at September 30, 2012, compared to $12.5 million in the preceding quarter and $13.8 million a year ago. “We have continued to improve our asset quality with a concerted effort from our staff throughout our organization,” said Chris Knudson, Chief Operating Officer. “In the third quarter of 2012, we recognized net recoveries of $1.4 million that included a $1 million recovery on a commercial loan that had been previously charged off to our reserve account.”

Nonperforming loans declined to $4.9 million at September 30, 2012, as compared to $6 million at June 30, 2012, and $7.9 million a year ago. Other real estate owned (OREO) was $5.8 million at September 30, 2012, compared to $6.4 million in the preceding quarter and $5.8 million in the third quarter of 2011.

Loans measured for impairment totaled $13.1 million at September 30, 2012, as compared to $14.2 million at the end of June 30, 2012, and $10.9 million in the third quarter a year ago.

At September 30, 2012, there were $3.7 million of restructured loans included in nonaccrual loans, as compared to $4.0 million at June 30, 2012, and $2.6 million at September 30, 2011. At September 30, 2012, there were $7.9 million in performing restructured loans that were not included in nonaccrual loans, as compared to $8.1 million at June 30, 2012, and $2.6 million at September 30, 2011. “Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans,” said Schierhorn. “We present restructured loans that are performing separately from those that are in nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.”

The coverage ratio of the allowance for loan losses to nonperforming loans increased to 337.43% at September 30, 2012, compared to 274.2% only three months earlier, and to 204.6% a year ago. The allowance for loan losses was $16.5 million, or 2.46% of portfolio loans at the end of the third quarter, compared to $16.5 million, or 2.51% of portfolio loans at the end of the preceding quarter and $16.1 million, or 2.56% of portfolio loans a year ago.

Review of Operations:

Revenue and Net Interest Income

Northrim’s strategy of augmenting net interest income with complementary financial business services continues to build total revenues. Total revenues increased 8% to $14.8 million in the third quarter of 2012 compared to $13.7 million in the third quarter a year ago and 4% compared to $14.2 million in the second quarter of 2012.

In the third quarter of 2012, net interest income increased 1% to $10.6 million, compared to $10.5 million in the immediate prior quarter and up 2% compared to $10.4 million in the third quarter of 2011. In the first nine months of 2012, net interest income fell 1% to $31.4 million compared to $31.6 million in the like period a year ago.

“Although our net interest margin continues to come under pressure from low interest rates, the growth in the loan portfolio and the continuing contribution from our deposit mix is helping sustain revenues,” Schierhorn noted. In the third quarter of 2012, Northrim’s net interest margin (NIM) was 4.36%, down 15 basis points from 4.51% in the second quarter and down 9 basis points from 4.45% in the third quarter a year ago. Year-to-date, NIM was 4.46% compared to 4.60% in the first nine months of 2011.

Provision for Loan Losses

“The recovery of $1 million on a previously charge-off loan combined with other recoveries totaling $500,000 during the quarter allowed us to return those funds to capital through a negative loan loss provision. With NPAs below 1% of total assets, and reserves at 2.46% of gross loans and more than triple the balance of nonperforming loans, we believe a reverse provision was appropriate,” said Schierhorn. Northrim booked a negative loan loss provision in the third quarter of 2012 totaling $1.4 million, compared to a provision of $89,000 in the preceding quarter and $550,000 in the third quarter a year ago. For the first nine months of 2012, the loan loss provision was a benefit of $1.3 million, compared to a provision of $1.6 million in the first nine months of last year.

Other Operating Income

Northrim has a number of complementary businesses that provide a comprehensive suite of financial services to businesses and individuals, including purchased receivables financing, health insurance plans, mortgages, and wealth management. “With interest rates at historic lows, our mortgage affiliate continues to generate significant revenues, primarily from refinance activity. Refinance activity in the mortgage industry varies largely with changes in interest rates and is difficult to predict,” said Beedle. Total other operating income increased 12% in the third quarter of 2012, compared to the preceding quarter and 24% year over year. Other operating income was $4.2 million in the third quarter of 2012, compared to $3.7 million for the preceding quarter and $3.4 million for the third quarter a year ago. In the first nine months of 2012, other operating income grew 20% to $11.1 million, compared to $9.2 million in the first nine months of 2011.

Purchased receivable income contributed $826,000 to third quarter 2012 revenues, compared to $712,000 in the previous quarter and $695,000 in the third quarter a year ago. For the first nine months of 2012, purchased receivable financing increased 19% to $2.3 million, compared to $1.9 million a year ago.

Northrim’s employee benefit plan affiliate contributed $609,000 to third quarter 2012 revenues, compared to $616,000 in the preceding quarter and $536,000 in the third quarter of 2011. For the first nine months of 2012, employee benefit plan income increased 8% to $1.8 million, compared to $1.6 million in the first nine months of 2011.

Service charges on deposit accounts continue to shrink due to declines in overdraft fees. In the third quarter of 2012, services charges were down 6% to $536,000 from $569,000 in the preceding quarter and fell 12% from $609,000 in the year ago quarter. In the first nine months of 2012, services charges on deposit accounts fell 3% to $1.7 million. Electronic banking income increased 5% in the third quarter of 2012, compared to the second quarter of this year, and it increased 2% year-over-year. For the first nine months of 2012, electronic banking income grew 5% to $1.5 million from $1.4 million in the same period a year ago. Gain on sale of securities contributed $273,000 to revenues in the first nine months of 2012, compared to $296,000 in the first nine months of 2011.

Other Operating Expenses

Overhead costs increased 7% during the third quarter of 2012 as compared to the second quarter of this year and increased 6% compared to the third quarter of 2011. Overhead in the third quarter last year benefited from gains on sale and rental income from OREO properties that resulted in a net benefit of $14,000, compared to net expenses of $249,000 in the third quarter of 2012. For the first nine months of 2012, operating expenses increased 6% to $29.0 million, from $27.3 million in the first nine months of 2011. “During the third quarter of 2012, we established a $349,000 reserve for our purchased receivables,” said Knudson. “Our purchased receivables assets are listed on our balance sheet net of this reserve.”

Provision for Income Taxes

“With the change in the mix of our investment securities, particularly with a reduced tax exempt securities portfolio, our effective tax rate increased in the quarter and year-to-date periods. We anticipate our provision for income taxes will stabilize or decline slightly over the remainder of this year,” said Schierhorn. The provision for income taxes was $2.0 million, or 32% of third quarter 2012 pretax income, compared to $1.1 million, or 30% of pretax income in the third quarter a year ago.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with ten branches in Anchorage, the Matanuska Valley, and Fairbanks serving 70% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Sources: http://www.labor.state.ak.us/trends/oct12.pdf

http://www.muni.org/Departments/OCPD/development/BSD/Permit%20Activity%20Reports/sept2012summary.pdf

Income Statement

(Dollars in thousands, except per share data)	Three Months Ended				
(Unaudited)	September 30, 2012	June 30, 2012	Three Month % Change	September 30, 2011	One Year % Change
Interest Income:					
Interest and fees on loans	$10,416	$10,305	1%	$10,392	0%
Interest on portfolio investments	708	755	-6%	766	-8%
Interest on deposits in banks	80	63	27%	72	11%
Total interest income	11,204	11,123	1%	11,230	0%
Interest Expense:					
Interest expense on deposits	408	423	-4%	671	-39%
Interest expense on borrowings	203	204	0%	205	-1%
Total interest expense	611	627	-3%	876	-30%
Net interest income	10,593	10,496	1%	10,354	2%
Provision (benefit) for loan losses	(1,437)	89	-1,715%	550	-361%
Net interest income after provision for loan losses	12,030	10,407	16%	9,804	23%
Other Operating Income:					
Purchased receivable income	826	712	16%	695	19%
Employee benefit plan income	609	616	-1%	536	14%
Service charges on deposit accounts	536	569	-6%	609	-12%
Electronic banking income	520	493	5%	508	2%
Equity in earnings from mortgage affiliate	963	405	138%	357	170%
Gain on sale of securities	0	246	-100%	33	-100%
Other income	703	684	3%	624	13%
Total other operating income	4,157	3,725	12%	3,362	24%
Other Operating Expense:					
Salaries and other personnel expense	5,484	5,154	6%	5,230	5%
Occupancy expense	842	920	-8%	914	-8%
Marketing expense	436	435	0%	435	0%
Professional and outside services	427	287	49%	370	15%
Equipment expense	257	342	-25%	291	-12%
Insurance expense	236	301	-22%	391	-40%
OREO expense, rental income and gains on sale, net	249	118	111%	(14)	1,879%
Reserve for Purchased Receivables	349	-	NA	-	NA
Intangible asset amortization expense	64	65	-2%	70	-9%
Other expense	1,648	1,673	-1%	1,742	-5%
Total other operating expense	9,992	9,295	7%	9,429	6%
Income before provision for income taxes	6,195	4,837	28%	3,737	66%
Provision for income taxes	1,991	1,551	28%	1,125	77%
Net income	4,204	3,286	28%	2,612	61%
Less: Net income attributable to the noncontrolling interest	138	144	-4%	106	30%
Net income attributable to Northrim BanCorp	$4,066	$3,142	29%	$2,506	62%
Basic EPS	$0.63	$0.49	29%	$0.39	62%
Diluted EPS	$0.62	$0.48	29%	$0.38	63%
Average basic shares	6,471,572	6,469,909	0%	6,436,178	1%
Average diluted shares	6,570,772	6,573,729	0%	6,554,776	0%

Income Statement

(Dollars in thousands, except per share data)	Nine Months Ended September 30,		
(Unaudited)			One Year
	2012	2011	% Change
Interest Income:			
Interest and fees on loans	$30,946	$31,788	-3%
Interest on portfolio investments	2,250	2,420	-7%
Interest on deposits in banks	183	160	14%
Total interest income	33,379	34,368	-3%
Interest Expense:			
Interest expense on deposits	1,315	2,152	-39%
Interest expense on borrowings	621	605	3%
Total interest expense	1,936	2,757	-30%
Net interest income	31,443	31,611	-1%
Provision (benefit) for loan losses	(1,259)	1,649	-176%
Net interest income after provision for loan losses	32,702	29,962	9%
Other Operating Income:			
Purchased receivable income	2,250	1,886	19%
Employee benefit plan income	1,765	1,629	8%
Service charges on deposit accounts	1,673	1,727	-3%
Electronic banking Income	1,496	1,424	5%
Equity in earnings from mortgage affiliate	1,669	575	190%
Gain on sale of securities	273	296	-8%
Other income	1,963	1,673	17%
Total other operating income	11,089	9,210	20%
Other Operating Expense:			
Salaries and other personnel expense	16,344	15,746	4%
Occupancy expense	2,758	2,821	-2%
Marketing expense	1,308	1,315	-1%
Professional and outside services	1,103	1,045	6%
Equipment expense	893	887	1%
Insurance expense	655	1,122	-42%
OREO expense, rental income and gains on sale, net	464	(895)	152%
Reserve for Purchased Receivables	349	-	NA
Intangible asset amortization expense	193	211	-9%
Other expense	4,978	5,092	-2%
Total other operating expense	29,045	27,344	6%
Income before provision for income taxes	14,746	11,828	25%
Provision for income taxes	4,568	3,357	36%
Net income	10,178	8,471	20%
Less: Net income attributable to the noncontrolling interest	394	328	20%
Net income attributable to Northrim BanCorp	$9,784	8,143	20%
Basic EPS	$1.51	$1.27	19%
Diluted EPS	$1.49	$1.24	20%
Average basic shares	6,469,673	6,431,989	1%
Average diluted shares	6,570,287	6,553,462	0%

Balance Sheet

(Dollars in thousands)

(Unaudited)

	September 30, 2012	June 30, 2012	Three Month % Change	September 30, 2011	One Year % Change
Assets:					
Cash and due from banks	$34,753	$34,560	1%	$34,365	1%
Interest bearing deposits in other banks	127,354	76,144	67%	94,205	35%
Portfolio investments	177,078	194,851	-9%	218,207	-19%
Loans:					
Loans held for sale	37,291	22,629	65%	-	NA
Portfolio loans					
Commercial loans	251,195	240,395	4%	228,538	10%
Commercial real estate	339,436	340,530	0%	316,463	7%
Construction loans	47,333	40,922	16%	45,984	3%
Consumer loans	37,029	38,260	-3%	41,609	-11%
Unearned loan fees, net	(3,349)	(3,257)	3%	(2,930)	14%
Total portfolio loans	671,644	656,850	2%	629,664	7%
Total loans	708,935	679,479	4%	629,664	13%
Allowance for loan losses	(16,490)	(16,490)	0%	(16,093)	2%
Net loans	692,445	662,989	4%	613,571	13%
Purchased receivables, net	23,326	23,650	-1%	25,536	-9%
Other real estate owned	5,766	6,448	-11%	5,838	-1%
Premises and equipment, net	27,989	27,797	1%	28,320	-1%
Goodwill and intangible assets	8,228	8,292	-1%	8,486	-3%
Other assets	36,859	37,346	-1%	37,083	-1%
Total assets	$1,133,798	$1,072,077	6%	$1,065,611	6%
Liabilities:					
Demand deposits	$352,633	$298,953	18%	$307,529	15%
Interest-bearing demand	137,333	139,220	-1%	133,495	3%
Savings deposits	85,035	83,100	2%	76,847	11%
Alaska CDs	98,504	102,481	-4%	95,481	3%
Money market deposits	171,210	164,942	4%	153,924	11%
Time deposits	100,229	106,077	-6%	126,291	-21%
Total deposits	944,944	$894,773	6%	893,567	6%
Securities sold under repurchase agreements	22,623	15,265	48%	17,034	33%
Other borrowings	4,517	4,553	-1%	4,662	-3%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	9,045	8,503	6%	8,445	7%
Total liabilities	999,687	941,652	6%	942,266	6%
Shareholders' Equity:					
Northrim BanCorp shareholders' equity	134,006	130,348	3%	123,282	9%
Noncontrolling interest	105	77	36%	63	67%
Total shareholders' equity	134,111	130,425	3%	123,345	9%
Total liabilities and shareholders' equity	$1,133,798	$1,072,077	6%	$1,065,611	6%